Exhibit 99.1

PROTECTION ONE ANNOUNCES THIRD QUARTER 2007 RESULTS

Merger Synergies Yielding Operating Benefits

Company to conduct conference call to review results today at 10 a.m. Eastern time

LAWRENCE, Kan., Nov.13, 2007 — Protection One, Inc. (NASDAQ: PONE), one of the leading providers of security monitoring services in the United States, today reported unaudited financial results for its third quarter ended September 30, 2007.  As previously reported, Protection One (the “Company”) completed its merger (“Merger”) with Integrated Alarm Services Group, Inc. (“IASG”) on April 2, 2007, thus the results described below for the third quarter of 2007 include the performance of IASG while results for the third quarter of 2006 reflect the performance of only Protection One and do not include IASG.  All comparisons are to the quarter ended September 30, 2006 unless otherwise indicated.

With significant contributions from the Merger, total revenue in the third quarter of 2007 increased by 38.3% to $93.5 million.  Third quarter 2007 net loss was $(8.7) million, or $(0.34) per share, compared to a net loss of $(3.5) million, or $(0.19) per share in 2006, reflecting higher non-cash amortization expense of $6.8 million, or $0.30 per share.  Adjusted EBITDA increased to $30.2 million in the third quarter of 2007 compared to $21.1 million in the same period of 2006.

Richard Ginsburg, Protection One’s president and chief executive officer, commented, “Our hard work integrating IASG is reflected in the improved adjusted EBITDA we are reporting today.  We are on schedule merging IASG’s retail operations and most corporate accounting and financial functions have also been integrated.”

Ginsburg added: “Our Retail reporting unit improved monitoring and service gross margin and was very efficient in creating $600,000 RMR in the quarter just ended, up 12.0% from additions in the third quarter of 2006.  We also acquired $11,000 retail RMR in the quarter.  Our commercial sales teams contributed the lion’s share of RMR additions growth, increasing commercial RMR additions by 23.2% with the help of IASG’s strong commercial division. Overall, commercial additions comprised 42.0% of total internal RMR additions, up from 38.2% one year ago.  It’s worth noting, however, that we also increased internal residential RMR additions by 5.1% even in the face of a tough residential housing market.  The combined experience of our senior management team through a number of economic cycles and our increasing focus on the commercial market give us optimism that we will be able to continue increasing RMR additions even if the market for new and existing homes remains sluggish.

 “Our Wholesale reporting unit did a good job driving margin as a result of increased revenue from their merged operations.  This unit also continues to make progress on significant capital projects, which will further enhance its technical capabilities and national infrastructure.

“Our Multifamily business reduced its attrition rate by more than a third compared to the rate in last year’s third quarter.  In addition, I am encouraged by the opportunities for sales we are seeing in our pipeline.”

Ginsburg concluded: “Overall, we have successfully delivered adjusted EBITDA improvement by reducing costs even while total RMR has decreased since the Merger.  Our focus now is to use our superior customer care model to improve attrition on the IASG residential account base.”

Adjusted EBITDA, Recurring Monthly Revenue (“RMR”) and net debt, as described in this release, are all non-GAAP financial measures and are described in greater detail in the attached schedules.  For a reconciliation of these non-GAAP measures, see the attached schedules.

Segment Results in the Third Quarter of 2007

Retail

The Company’s Retail segment sells, installs, monitors and maintains electronic security and life safety systems directly for residential and commercial customers.  As of September 30, 2007, the Company served approximately 609,000 retail customers generating approximately $20.6 million RMR.

Driven by the retail customers acquired in the Merger and an increase in commercial outright sales of installed security systems, total revenue in the third quarter of 2007 increased 30.6% to $73.5 million, and monitoring and related services revenue increased 26.7%.  Excluding the impact of the Merger, monitoring and related services revenue would have increased by an estimated 2.4% due to lower attrition and continued growth in RMR additions.

Monitoring and service costs as a percentage of monitoring and service revenue decreased to 28.8% from 29.4% principally due to field service synergies from the Merger.  The improvement was mitigated by the continuing addition of residential customers with lower-margin enhanced services, such as cellular back-up, and commercial customers.

Retail operating income in the third quarter of 2007 of $1.2 million, compared to $3.2 million in 2006, reflects Merger-related severance costs of $1.2 million as well as a $5.7 million increase in amortization of intangibles and depreciation expense.  Retail selling expenses and G&A expenses, however, increased relatively less than total revenues.

As expected, the relatively higher retail gross attrition rate on the acquired IASG retail portfolio compared to the legacy Protection One portfolio caused retail gross attrition in the third quarter of 2007 to increase.  Retail gross attrition in the quarter was 14.4% compared to 13.7% in 2006.  As a result of the increased attrition and limited additional residential RMR creation capabilities acquired in the Merger, Retail RMR declined slightly during the quarter.

Wholesale

The Company’s Wholesale business contracts with independent security alarm dealers nationwide to provide alarm system monitoring services to residential and business customers.  As of September 30, 2007, this unit served approximately 4,400 dealers by monitoring approximately 840,000 homes and businesses on their behalf.  These relationships provided almost $3.6 million RMR.  The combination of CMS, Protection One’s pre-Merger wholesale subsidiary, and Criticom, IASG’s legacy wholesale operation, is known as Criticom Monitoring Services (or CMS).

Total revenue in the third quarter of 2007 increased to $12.0 million, up from $2.8 million one year ago, when revenues were comprised solely of results from Protection One’s pre-Merger wholesale monitoring subsidiary.  The Wholesale reporting unit realized operating income of $1.4 million compared to $0.5 million in 2006 as growth in monitoring revenues exceeded increases in selling, general and administrative expenses and amortization of intangibles and depreciation expense directly related to the Merger.

Wholesale added $149,000 RMR during the quarter compared to $63,000 RMR added one year ago as a result of the combination with Criticom, which was almost three times the size of the Company’s wholesale business prior to the Merger.  Reductions in RMR exceeded additions due to attrition arising from sales of accounts by some of Wholesale’s larger customers and pricing adjustments.  Wholesale RMR may vary more than Retail RMR depending on the decisions of the Company’s largest wholesale customers to invest in creating new accounts as well as whether to retain or sell the accounts that they create.  Wholesale RMR attrition in the quarter was 23.3%, up from 18.5% in 2006.  The current period’s results are consistent with wholesale attrition previously recorded by IASG.

Multifamily

The Company’s Multifamily reporting unit provides monitoring and maintenance of electronic security systems for tenants of multifamily residences under long-term contracts with building owners and managers.  As of September 30, 2007, Multifamily had $2.5 million of RMR arising from approximately 281,000 units in more than 2,000 rental properties in 540 cities.

Multifamily revenue decreased in the third quarter of 2007 compared to 2006 due to lower RMR.  Monitoring and related services revenue declined 5.3% while the total of monitoring costs, selling expense, and G&A declined by less than 1% for the quarter.  As a result, Multifamily operating income declined to $1.6 million from $2.4 million.

Multifamily RMR cancels decreased significantly during the quarter resulting in attrition of 9.6% compared to 15.1% last year.  Combined with modest RMR additions, the net decrease in RMR for the quarter was only $23,000.

Recurring Monthly Revenue

Total Company RMR as of September 30, 2007 was $26.7 million, up from $19.9 million as of September 30, 2006.  Excluding the impact of the Merger, the Company estimates that RMR at September 30, 2007 would have improved slightly over RMR at September 30, 2006.

See “Non-GAAP Reconciliations” in the attached schedules for a reconciliation of RMR to reported revenue.

Net Debt

The Company’s cash and equivalents as of September 30, 2007 were $41.2 million compared to $24.6 million at December 31, 2006.

The Company’s total debt and capital leases, excluding debt discounts and premiums, as of September 30, 2007 was $526.3 million, compared to $410.8 million as of December 31, 2006.  The increase arises from debt assumed in connection with the Merger.

The Company had $295.5 million outstanding under its senior secured credit facility as of September 30, 2007.  The senior secured credit facility is subject to an early maturity date of June 30, 2008 if the Company’s 8.125% senior subordinated notes remain outstanding at that time.  Accordingly, the indebtedness outstanding under the senior secured credit facility is classified and presented as a current liability as of September 30, 2007.  The Company intends to repay or refinance its indebtedness related to the 8.125% senior subordinated notes or amend the covenants contained in, or obtain a waiver from the lenders party to, the senior credit agreement before June 30, 2008.

Net debt as of September 30, 2007 was $484.2 million compared to $371.3 million at December 31, 2006.  While not included in net debt, the Company also has notes receivable due from its Wholesale dealers of approximately $6.9 million as of September 30, 2007.

See “Non-GAAP Reconciliations” in the attached schedules for a reconciliation of net debt to reported debt and cash and equivalents.

Shares Outstanding

The Company had 25,306,913 weighted average number of shares outstanding in the third quarter of 2007 compared to 18,239,953 in the third quarter of 2006.

On July 12, 2007, the Company filed a Registration Statement on Form S-3 with the U.S. Securities and Exchange Commission for a proposed public offering of its common stock.  The Registration Statement may be viewed on the Company’s Web site under SEC Filings at www.ProtectionOne.com.

Conference Call and Webcast

    Protection One will host a conference call and audio webcast today at 10:00 a.m. Eastern time to review these results. The call may be accessed by dialing (888) 737-3708 (inside the United States and Canada) or via a webcast at www.ProtectionOne.com. The reference code associated with the call is 2609483.

A webcast replay will be available shortly after the call at www.ProtectionOne.com. A telephonic replay of the call also will be available until November 28, 2007. To listen to the telephonic replay, dial (719) 457-0820 or (888) 203-1112 and enter the following passcode: 2609483.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning.  Forward-looking statements may describe our future plans, objectives, expectations or goals.  Such statements may address future events and conditions concerning customer retention, debt levels, debt service capacity, revenue stabilization and stabilization of our customer account base.  Our actual results may differ materially from those discussed here as a result of numerous factors, including our significant debt obligations, net losses and competition.  See our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which we expect will be filed with the SEC on November 14, 2007, for a further discussion of factors affecting our performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One is one of the largest vertically integrated national providers of sales, installation, monitoring, and maintenance of electronic security systems to homes and businesses. Network Multifamily, Protection One’s wholly owned subsidiary, is the largest security provider to the multifamily housing market. The company also owns the nation’s largest provider of wholesale monitoring services, the combined operations of CMS and Criticom International. For more information about Protection One, visit www.ProtectionOne.com. (PONENR)

PROTECTION ONE, INC.

and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2007	2006	2007	2006
Revenue
Monitoring & related services	$84,253	$62,243	$230,034	$185,471
Other	9,270	5,377	25,294	15,975
Total revenue	93,523	67,620	255,328	201,446

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	26,656	18,367	71,650	53,175
Other	11,173	7,213	30,215	20,788
Total cost of revenue (exclusive of amortization and depreciation shown below)	37,829	25,580	101,865	73,963

Selling expenses	12,308	10,472	34,827	30,057

General & administrative (exclusive of $3.2 million of compensation costs included in recapitalization and corporate consolidation costs in 2006)	20,178	15,440	57,686	47,577
Merger related severance	1,185	—	3,603	—
Recapitalization and corporate consolidation costs	—	—	—	4,472
Amortization and depreciation	17,829	10,078	44,387	31,526
Total operating expenses	51,500	35,990	140,503	113,632
Operating income (loss)	4,194	6,050	12,960	13,851

Other expense (income)
Interest expense	13,262	9,905	36,409	27,407
Interest income	(474)	(350)	(1,940)	(1,057)
Other	(22)	(36)	(67)	(25)
Total other expense	12,766	9,519	34,402	26,325
Loss before income taxes	(8,572)	(3,469)	(21,442)	(12,474)

Income tax expense	112	71	602	235
Net loss	$(8,684)	$(3,540)	$(22,044)	$(12,709)

Other comprehensive loss, net of tax
Unrealized loss on interest rate caps	(133)	(709)	(124)	(86)
Comprehensive loss	$(8,817)	$(4,249)	$(22,168)	$(12,795)

Basic and diluted net loss per common share (a)	$(0.34)	$(0.19)	$(0.96)	$(0.70)

Weighted average common shares outstanding	25,307	18,240	22,925	18,231

(a)  Options are not included in the computation of diluted earnings per share because to do so would have been antidilutive for each of the periods presented.

PROTECTION ONE, INC.
and Subsidiaries
Supplemental Financial Information
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2007	2006	2007	2006
Segment Information
Retail
Revenue
Monitoring & related services	$64,584	$50,993	$180,250	$151,585
Other	8,934	5,293	24,577	15,675
Total revenue	73,518	56,286	204,827	167,260

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	18,628	15,013	53,202	43,288
Other	10,485	6,857	28,306	19,691
Total cost of revenue (exclusive of amortization and depreciation shown below)	29,113	21,870	81,508	62,979

Selling expenses	11,436	9,887	32,817	28,285
General & administrative (exclusive of $3.2 million of compensation costs included in recapitalization costs in 2006)	16,514	13,048	46,658	40,533
Merger related severance	1,185	—	3,603	—
Recapitalization costs	—	—	—	4,452
Amortization of intangibles and depreciation expense	14,022	8,275	35,413	26,091
Total operating expenses	43,157	31,210	118,491	99,361

Operating income	$1,248	$3,206	$4,828	$4,920
Operating margin	1.7%	5.7%	2.3%	2.9%

Wholesale
Revenue
Monitoring & related services	$11,687	$2,822	$25,722	$8,234
Other	301	—	301	—
Total revenue	11,988	2,822	26,023	8,234

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	6,147	1,512	12,714	4,195
Other	—	—	—	—
Total cost of revenue (exclusive of amortization and depreciation shown below)	6,147	1,512	12,714	4,195

Selling expenses	539	61	962	202
General & administrative expense	1,718	573	5,157	1,769
Amortization of intangibles and depreciation expense	2,229	198	4,230	598
Total operating expenses	4,486	832	10,349	2,569

Operating income	$1,355	$478	$2,960	$1,470
Operating margin	11.3%	16.9%	11.4%	17.9%

Multifamily
Revenue
Monitoring & related services	$7,982	$8,428	$24,062	$25,652
Other	35	84	416	300
Total revenue	8,017	8,512	24,478	25,952

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	1,881	1,842	5,734	5,692
Other	688	356	1,909	1,097
Total cost of revenue (exclusive of amortization and depreciation shown below)	2,569	2,198	7,643	6,789

Selling expenses	333	524	1,048	1,570
General & administrative expense	1,946	1,819	5,871	5,275
Consolidation costs	—	—	—	20
Amortization of intangibles and depreciation expense	1,578	1,605	4,744	4,837
Total operating expenses	3,857	3,948	11,663	11,702

Operating income	$1,591	$2,366	$5,172	$7,461
Operating margin	19.8%	27.8%	21.1%	28.8%

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in thousands)	2007	2006	2007	2006

Supplemental Financial Information

FAS 123(R Expense in G&A)
Retail	$385	$273	$1,128	$1,145
Wholesale	—	—	—	—
Multifamily	—	—	—	—
FAS 123R expense in G&A	385	273	1,128	1,145

Amortization of Deferred Costs in Excess of Amort. of Deferred Rev.
Retail	$5,969	$4,432	$16,472	$11,627
Wholesale	—	—	—	—
Multifamily	656	254	1,398	651
Amort. of deferred costs in excess of amort. of deferred rev.	6,625	4,686	17,870	12,278

Investment in New Accounts and Rental Equipment, Net
Retail	$8,319	$7,427	$23,690	$21,550
Wholesale	—	—	—	—
Multifamily	1,018	521	2,475	950
Investment in new accounts and rental equipment, net	9,337	7,948	26,165	22,500

Expenditures for Property, Exclusive of Rental Equipment
Retail	$3,638	$762	$6,166	$4,422
Wholesale	317	13	545	62
Multifamily	19	77	266	186
Expenditures for property, exclusive of rental equipment	3,974	852	6,977	4,670

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in thousands)	2007	2006	2007	2006

Supplemental Financial Information

Recurring Monthly Revenue (RMR)	$26,651	$19,930	$26,651	$19,930

RMR Rollforward — Retail
Beginning RMR	$20,661	$16,332	$16,429	$16,229
RMR additions from direct sales	600	536	1,732	1,585
Additions from the Merger	—	—	4,133	—
RMR additions from account purchases	11	—	30	—
Losses, including price decreases	(744)	(558)	(1,896)	(1,560)
Price increases and other	63	32	163	88
Ending RMR	$20,591	$16,342	$20,591	$16,342

RMR Rollforward — Wholesale
Beginning RMR	$3,679	$915	$963	$920
RMR additions from direct sales	149	63	571	175
Additions from the Merger	—	—	2,549	—
RMR additions from account purchases	—	—	—	—
Losses, including price decreases	(211)	(43)	(465)	(116)
Price increases and other	(39)	(3)	(40)	(47)
Ending RMR	$3,578	$932	$3,578	$932

RMR Rollforward — Multifamily
Beginning RMR	$2,505	$2,677	$2,596	$2,724
RMR additions from direct sales	26	53	61	95
Additions from the Merger	—	—	—	—
RMR additions from account purchases	—	—	—	—
Losses, including price decreases	(61)	(101)	(213)	(230)
Price increases and other	12	27	38	67
Ending RMR	$2,482	$2,656	$2,482	$2,656

RMR Rollforward — Consolidated
Beginning RMR	$26,845	$19,924	$19,988	$19,873
RMR additions from direct sales	775	652	2,364	1,855
Additions from the Merger	—	—	6,682	—
RMR additions from account purchases	11	—	30	—
Losses, including price decreases	(1,016)	(702)	(2,574)	(1,906)
Price increases and other	36	56	161	108
Ending RMR	$26,651	$19,930	$26,651	$19,930

	Annualized Three Months		Twelve Months
	Ended September 30,		Ended September 30,
RMR Attrition	2007	2006	2007	2006
RMR Attrition — Gross
Retail	14.4%	13.7%	12.8%	12.7%
Wholesale	23.3%	18.5%	22.3%	16.4%
Multifamily	9.6%	15.1%	13.7%	10.3%

RMR Attrition — Net of New Owners
Retail	12.5%	11.3%	10.8%	10.4%
Wholesale	23.3%	18.5%	22.3%	16.4%
Multifamily	9.6%	15.1%	13.7%	10.3%

	September 30,	September 30,
Customer Sites	2007	2006

Retail Customer Sites	608,752	507,758

Wholesale Customer Sites	839,571	187,085

Multifamily Customer Sites	281,265	301,463

PROTECTION ONE, INC.

and Subsidiaries

Non-GAAP Reconciliations

(unaudited)

Recurring Monthly Revenues (RMR)

RMR is the sum all of the monthly revenue we are entitled to receive under contracts with customers in effect at the end of a period.

A reconciliation of RMR to Protection One, Inc.’s reported total revenue follows:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in millions)	2007	2006	2007	2006

RMR at September 30	$26,651	$19,930	$26,651	$19,930
Amounts excluded from RMR:
Amortization of deferred revenue	$941	$701	$941	$701
Other revenue (a)	$3,414	$1,673	$3,414	$1,673
Revenue (GAAP basis)
September	$31,006	$22,304	$31,006	$22,304
July - August	$62,517	$45,316
January - August			$224,322	$179,142
Total period revenue	$93,523	$67,620	$255,328	$201,446

(a)  Revenue that is not pursuant to periodic contractual billings

The Company believes the presentation of RMR is useful to investors because the measure is often used by investors and lenders to evaluate companies such as Protection One with recurring revenue streams. Management monitors RMR, among other things, to evaluate the Company’s ongoing performance.

Adjusted EBITDA

A reconciliation of Adjusted EBITDA to Protection One, Inc.’s reported loss before income taxes follows:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in thousands)	2007	2006	2007	2006

Loss before income taxes	$(8,572)	$(3,469)	$(21,442)	$(12,474)
Plus:
Interest expense, net	12,788	9,555	34,469	26,350
Amortization and depreciation expense	17,829	10,078	44,387	31,526
Amort. of deferred costs in excess of amort. of deferred revenue	6,625	4,686	17,870	12,278
Stock based compensation expense	385	273	1,128	1,145
Merger related severance	1,185	—	3,603	—
Recapitalization and corporate consolidation costs	—	—	—	4,472
Less:
Other (income expense)	(22)	(36)	(67)	(25)
	$30,218	$21,087	$79,948	$63,272

Adjusted EBITDA is used by management in evaluating segment performance and allocating resources, and management believes it is used by many analysts following the security industry. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as loss before income taxes or cash flow from operations. Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company. See the table above for the reconciliation of Adjusted EBITDA to consolidated loss before income taxes. The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited. Management believes the presentation of non-GAAP financial measures such as Adjusted EBITDA is useful because it allows investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.

Net Debt reconciled to GAAP measures

	September 30,	December 31,
(in thousands)	2007	2006

Senior credit facility, maturing March 31, 2012, variable	$295,500	$297,750
Senior secured notes, maturing November 2011, fixed 12.00, face value %	115,345	—
Unamortized premium on senior secured notes	9,287	—
Senior subordinated notes, maturing January 2009, fixed 8.125, face value %	110,340	110,340
Unamortized discount on senior subordinated notes	(10,198)	(14,997)
Capital leases	5,160	2,759
	$525,434	$395,852
Less cash and cash equivalents	(41,200)	(24,600)
Net Debt	$484,234	$371,252

Net Debt is utilized by management as a measure of the Company’s financial leverage and the Company believes that investors also may find Net Debt to be helpful in evaluating the Company’s financial leverage.  This supplemental non-GAAP information should be viewed in conjunction with the Company’s consolidated balance sheets in the Company’s report on Form 10-Q for the period ended September 30, 2007.